SECURITY AGREEMENT

THIS SECURITY AGREEMENT (as amended, restated, modified or supplemented and in effect from time to time, this “Agreement”) is entered into as of November 30, 2010, by and among Oak Tree Educational Partners, Inc., a Delaware corporation formerly known as Florham Consulting Corp. (the “Company”), and each of its Subsidiaries, current and future (all of the foregoing current and future Subsidiaries, collectively with the Company, the “Debtor”), and Deerpath Funding, LP, a Delaware limited partnership, as Agent (as defined in the Loan Agreement) for the ratable benefit of the Lenders (as defined in the Loan Agreement) (together with any successor Agent under the Loan Agreement, the “Secured Party”).

WITNESSETH:

WHEREAS, Debtor and Secured Party have entered into that certain Loan Agreement of even date herewith (as from time to time amended, restated, supplemented or otherwise modified, the “Loan Agreement”); and

WHEREAS, the execution and delivery of this Agreement is a condition precedent to the obligation of Secured Party to extend credit to Debtor pursuant to the Loan Agreement.

NOW, THEREFORE, in consideration of the foregoing and as an inducement to Secured Party to enter into the Loan Agreement and extend credit to Debtor, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.              Definitions.

(a)           When used herein, the terms Account, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claim, Deposit Account, Document of Title, Electronic Chattel Paper, Equipment, Financial Asset, Fixtures, Goods, Health-Care-Insurance Receivable, Inventory, Instrument, Investment Property, Letter of Credit Rights, Payment Intangibles, Proceeds, Security, Security Entitlement, Supporting Obligations and Uncertificated Security have the respective meanings assigned thereto in the UCC (as defined below).

(b)           Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Loan Agreement.

(c)           The following terms have the following meanings (such definitions to be applicable to both the singular and plural forms of such terms):

Culinary Group Acquisition is defined in the Loan Agreement.

Collateral means all property and rights of Debtor in which a security interest is granted hereunder.  Notwithstanding anything herein to the contrary, in no event shall “Collateral” include, and Debtor shall not be deemed to have granted a security interest in, any contract, lease, license or other agreement which by its terms prohibits the granting of a security interest therein (except to the extent such prohibition is unenforceable pursuant to the provisions of Article 9 of the UCC); provided, however, that Debtor will use commercially reasonable efforts to promptly obtain consent to the collateral assignment thereof and the granting of a security interest therein to Secured Party and, at such time such consent is obtained, the contract, lease, license or other agreement shall constitute “Collateral” hereunder, and provided, further, that notwithstanding the foregoing, the term “Collateral” shall include any and all proceeds arising from such excluded property to the extent that the assignment or encumbering of such proceeds is not subject to the same or similar prohibitions or restrictions.

Computer Hardware and Software means all of Debtor’s rights (including rights as licensee and lessee) with respect to: (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

Default means the occurrence of an event of Default under Section 11 of the Loan Agreement.

Foreign Filing Offices is defined in Section 3(s).

General Intangibles means all of Debtor’s “general intangibles” as defined in the UCC and, in any event, includes, without limitation, all of Debtor’s trademarks, trade names, patents, copyrights, trade secrets, customer lists, inventions, designs, software, software programs, mask works, goodwill, registrations, licenses, franchises, tax refund claims, guarantee claims, Payment Intangibles, security interests and rights to indemnification.

Intellectual Property means all past, present and future:  trade secrets and other proprietary information; trademarks, service marks, business names, Internet domain names, designs, logos, trade dress, slogans, indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs and software) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights; unpatented inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; and all common law and other rights throughout the world in and to all of the foregoing.

Joinder Agreement is defined in the Loan Agreement.

Non-Tangible Collateral means, collectively, Debtor’s Accounts and General Intangibles.

Obligations means all obligations (monetary or otherwise) of Debtor under the Loan Agreement, any other Loan Document or any instrument executed in connection therewith, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

Obligor means a Person that, with respect to an obligation secured by a security interest in the Collateral, (a) owes payment or other performance on the obligation, (b) has provided property or other security or credit support other than the Collateral to secure payment or other performance of the obligation, or (c) is otherwise accountable in whole or in part for payment or other performance of the obligation.  The term does not include issuers or nominated persons under a letter of credit.

Organizational I.D. Number means the organizational identification number assigned to Debtor by the applicable governmental unit or agency of the jurisdiction of organization for Debtor.

Patents means all of the following now owned or hereafter acquired by Debtor; (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

Permitted Liens is defined in the Loan Agreement.

Receivable(s) means all Accounts and all right, title and interest in any returned goods, together with all right, title, securities and guarantees with respect thereto, including any rights to stoppage in transit, replevin, reclamation and re-sales, and all related security interests, liens, charges, encumbrances and pledges, whether voluntary or involuntary, in each ease whether now existing or owned or hereafter arising or acquired.

Security Interest is defined in Section 2.

Trademarks means all of the following now owned or hereafter acquired by Debtor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, Internet domain names, fictitious business names, trade styles, trade dress, logos, indicia and other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof; (b) all goodwill associated therewith or symbolized thereby; and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

Type of Organization means the kind or type of entity of Debtor, such as a corporation, limited partnership or limited liability company.

UCC means the Uniform Commercial Code as in effect in the State of New York on the date of this Agreement, as it may be amended or modified from time to time hereafter; provided, however, that, as used in Section 5 hereof, UCC shall mean the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

Section 2.             Grant of Security Interest.  As security for the payment and performance of all Obligations, each Debtor hereby assigns to Secured Party, and grants to Secured Party a continuing security interest (the “Security Interest”) in, all of the property of Debtor whether now or hereafter existing or acquired, including all of the property acquired by Debtor pursuant to the Culinary Group Acquisition, regardless of where located including, without limitation, all of Debtor’s:

(a)           Accounts;

(b)           Certificated Securities;

(c)           Chattel Paper, including Electronic Chattel Paper;

(d)           Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(e)           Commercial Tort Claims;

(f)            Deposit Accounts;

(g)           Documents of Title;

(h)           Financial Assets;

(i)           General Intangibles;

(j)           Goods (including all of its Equipment, Fixtures and Inventory), and all embedded software, accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(k)           Instruments;

(l)            Intellectual Property;

(m)           Investment Property;

(n)           Letter of Credit Rights;

(o)           money (of every jurisdiction whatsoever);

(p)           Security Entitlements;

(q)           Supporting Obligations;

(r)           Uncertificated Securities; and

(s)           to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, databases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided, however, that to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) the assignment thereof, and the grant of a security interest therein, Secured Party will not enforce its security interest (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Secured Party, Debtor will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Secured Party (and to Secured Party’s enforcement of such security interest) in Debtor’s rights under such lease or license.

Section 3.             Representations and Warranties.  Debtor represents and warrants to Secured Party, as of the Closing Date but after giving effect to the Culinary Group Acquisition, that:

(a)           No financing statement (other than any which may have been filed on behalf of Secured Party) with respect to Debtor or the Collateral is on file in any public office.

(b)           Debtor is and will be the lawful owner of all Collateral, free of all liens, claims, security interests and encumbrances whatsoever, other than the security interest hereunder and Permitted Liens, with full power and authority to execute this Agreement and perform its obligations hereunder, and to subject the Collateral to the security interest hereunder.

(c)           All information with respect to Collateral and Account Debtors set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by Debtor to Secured Party is and will be true and correct in all material respects as of the date furnished.

(d)           The execution and delivery of this Agreement and the performance by Debtor of its obligations hereunder are within Debtor’s powers, have been duly authorized by all necessary action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the articles of incorporation, certificate of formation, by-laws, limited liability company agreement, limited partnership agreement or any similar governing documents of Debtor or of any material agreement, indenture, instrument or other document, or any material judgment, order or decree, which is binding upon Debtor.

(e)           This Agreement is a legal, valid and binding obligation of Debtor, enforceable in accordance with its terms, except that the enforceability of this Agreement may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(f)           The Security Interest in the Collateral created by this Agreement will be duly perfected once the action required for perfection under applicable Law has been taken.  The creation, attachment and perfection of the Security Interest do not require the consent of any third party.  Once perfected, the Security Interest will constitute a first and prior lien on the Collateral.

(g)           Debtor’s chief executive office and principal place of business are as set forth on Schedule I hereto; Schedule I also sets forth each location where Debtor maintains a place of business, maintains any Inventory, or owns or leases any real property.  The failure of the description of locations of Collateral on Schedule I to be accurate or complete will not impair the Security Interest in such Collateral.

(h)           Debtor is duly organized, validly existing and in good standing under the laws of the state set forth on Schedule II hereto; Schedule II sets forth the Type of Organization, Organizational I.D. Number and federal taxpayer identification number of Debtor.

(i)           Debtor’s exact legal name is as set forth on the signature pages of this Agreement and on Schedule II;  Schedule III sets forth all of Debtor’s prior legal names and prior Types of Organizations, and lists all mergers or other reorganizations to which Debtor has been subject, within the five (5) year period immediately preceding the date hereof.

(j)           Schedule IV hereto contains a complete listing of all of Debtor’s Intellectual Property that is subject to registration statutes.

(k)           Schedule V hereto contains a complete listing of all of Debtor’s Instruments, Investment Property, Letter-of-Credit Rights, Chattel Paper, Documents of Title and Commercial Tort Claims.

(l)            Except as set forth on Schedule VI hereto, Debtor has no tangible Collateral located outside of the United States.

(m)          Schedule VII hereto contains a complete listing of Debtor’s tangible Collateral located with any bailee, warehousemen or other third parties.

(n)           Schedule VIII hereto contains a complete listing of all of Debtor’s Collateral that is subject to certificate of title statutes.

(o)           Schedule IX hereto contains a complete listing of all of Debtor’s Deposit Accounts and other bank accounts, including locations and applicable account numbers.

(p)           Debtor is in compliance with the requirements of all applicable laws (including the provisions of the Fair Labor Standards Act), rules, regulations and orders of every Governmental Authority, the non-compliance with which would reasonably be expected to result in a Material Adverse Event.

(q)           Except for Permitted Liens, Debtor has good and indefeasible and merchantable title to and ownership of all of its Equipment.  None of Debtor’s Equipment is (i) a Fixture to real estate unless such real estate is owned by Debtor and is subject to a mortgage in favor of Secured Party, or if such real estate is leased, is subject to a landlord's agreement in favor of Secured Party on terms acceptable to Secured Party, or (ii) an accession to other personal property unless such personal property is subject to a first priority lien in favor of Secured Party.

(r)           The amounts due Debtor under the Collateral are not subject to any material setoff, counterclaim, defense, allowance or adjustment (other than discounts for prompt payment shown on the invoice) or to any material dispute, objection or complaint by any Account Debtor or other Obligor.

(s)           Debtor has full right to use the Patents and Trademarks and all Patents and Trademarks owned, controlled, or acquired by Debtor, or which Debtor has a right to use: (i) are subsisting and have not been adjudged or claimed to be invalid or unenforceable (either in whole or in part) and Debtor is not aware of any basis for such a claim, (ii) are valid and enforceable, (iii) are in the name of Debtor, (iv) are properly recorded and/or filed in the United States Patent and Trademark Offices, and (v) Debtor has taken all necessary steps to properly record or file ownership in the name of Debtor in the proper foreign filing offices (the “Foreign Filing Offices”) with respect to foreign Patents and Trademarks, as appropriate.  Debtor’s right, title and interest in the Patents and Trademarks is free and clear of any Liens, registered user agreements, or covenants by Debtor not to sue third Persons or licenses.

(t)           Debtor has properly completed all required filings, payments, renewals and obligations in the United States Patent and Trademark Offices or the appropriate Foreign Filing Offices, as the case may be, to maintain its Patents and Trademarks as fully valid and enforceable.

(u)           No claim has been made that the ownership or use of any of the Patents and Trademarks, or the manufacture, use or sale of any product made in accordance therewith or service rendered thereunder, does or may violate the rights of any third Person, and Debtor has no knowledge of any third party rights which may be infringed or otherwise violated by the use of any of the Patents and Trademarks.

(v)           The delivery at any time by Debtor to Secured Party of Collateral or of additional specific descriptions of certain Collateral will constitute a representation and warranty by Debtor to Secured Party under this Agreement that the representations and warranties of this Section 3 are true and correct with respect to each item of such Collateral.

Section 4.              Certificates, Schedules and Reports.  Debtor will from time to time, as Secured Party may request, deliver to Secured Party such schedules, certificates and reports respecting all or any of the Collateral at the time subject to the security interest hereunder, and the items or amounts received by Debtor in full or partial payment of any of the Collateral, as Secured Party may reasonably request.  Any such schedule, certificate or report shall be executed by a duly authorized officer of Debtor and shall be in such form and detail as Secured Party may specify.  Debtor shall immediately notify Secured Party of the occurrence of any event causing any loss or depreciation in the value of its Inventory or other Goods that are material to Debtor and its Subsidiaries taken as a whole, and such notice shall specify the amount of such loss or depreciation.

Section 5.              Agreements of Debtor.

(a)           Debtor, at Secured Party’s request, at any time and from time to time, shall execute and deliver to Secured Party such financing statements, amendments and any other documents, including Instruments, and do such acts as Secured Party deems necessary in order to establish and maintain valid, attached and perfected security interests in the Collateral in favor of Secured Party, free and clear of all Liens and claims and rights of third parties whatsoever except Permitted Liens.  Debtor hereby irrevocably authorizes Secured Party at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral (A) as “all assets of Debtor,” “the Collateral described in the Security Agreement” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of the jurisdiction wherein such financing statement or amendment is filed, or (B) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by Article 9 of the UCC of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including, without limitation, (A) whether Debtor is an organization, the Type of Organization and the Organization ID Number issued to Debtor and (B) in the case of a financing statement filed as a fixture filing or indicating Collateral to be extracted or timber to be cut, a sufficient description of the real property to which the Collateral relates.  Debtor further ratifies and affirms its authorization for any financing statements and/or amendments thereto that Secured Party has filed in any jurisdiction prior to the date of this Agreement.

(b)          During the term of this Agreement, Debtor agrees to:

(i)           keep all of the Collateral (other than with respect to Goods in transit between facilities, temporary warehousing for up to thirty (30) days, or sales or leases of Inventory in the ordinary course of business or the sale or lease of other Collateral to the extent permitted by the Loan Agreement) at, and will not maintain any place of business at any location other than, its address(es) shown on Schedule I hereto or at such other addresses of which Debtor shall have given Secured Party not less than thirty (30) days’ prior written notice; provided, however, that Debtor at any time may keep its Inventory at the addresses of its third-party vendors;

(ii)          keep its records concerning the Non-Tangible Collateral in such a manner as will enable Secured Party or its designees to determine at any time the status of the Non-Tangible Collateral;

(iii)         maintain a current record of the location of all Collateral and furnish Secured Party such information concerning Debtor, the Collateral and the Account Debtor as Secured Party may from time to time reasonably request;

(iv)         permit Secured Party and its designees, from time to time, on reasonable notice and at reasonable times and intervals during normal business hours (or at any time without notice during the existence of a Default) to inspect Debtor’s Inventory and other Goods, and to inspect, audit and make copies of and extracts from all records and other papers in the possession of Debtor pertaining to the Collateral and the Account Debtors, and will, upon request of Secured Party during the existence of a Default, deliver to Secured Party all of such records and papers;

(v)          upon request of Secured Party, stamp on its records concerning the Collateral, and add on all Chattel Paper and Instruments constituting a portion of the Collateral, a notation, in form satisfactory to Secured Party, of the security interest of Secured Party hereunder;

(vi)         promptly notify Secured Party in writing of any change in any material fact or circumstance represented or warranted by Debtor with respect to any of the Collateral, and promptly notify Secured Party in writing of any claim, action or proceeding challenging the Security Interest or affecting title to all or any material portion of the Collateral or the Security Interest and, at Secured Party’s request, appear in and defend any such action or proceeding at Debtor’s expense;

(vii)        not sell, lease, assign or create or permit to exist any Lien on any Collateral other than Permitted Liens except for the sale or lease of Inventory in the ordinary course of its business and sales of Equipment which is no longer useful in its business or which is being replaced by similar Equipment;

(viii)       keep all of its Inventory and other Goods insured under policies maintained with reputable, financially sound insurance companies against loss, damage, theft and other risks to such extent as is customarily maintained by companies similarly situated, and copies of such policies or certificates thereof shall, if Secured Party so requests, be deposited with or furnished to Secured Party;

(ix)         take such actions as are reasonably necessary to keep its Goods in good repair and condition;

(x)          take such actions as are reasonably necessary to keep its Equipment in good repair and condition and in good working order, ordinary wear and tear excepted;

(xi)         promptly pay when due all license fees, registration fees, taxes, assessments and other charges which may be levied upon or assessed against the ownership, operation, possession, maintenance or use of its Equipment and other Goods except to the extent the validity thereof is being contested in good faith and adequate reserves are being maintained in connection therewith;

(xii)        not (A) permit any of its Equipment to become a Fixture to real property unless such real property is owned by Debtor and is subject to a mortgage in favor of Secured Party, or if such real property is leased, is subject to a landlord's agreement in favor of Secured Party on terms reasonably acceptable to Secured Party, or (B) permit any of its Equipment to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Secured Party.

(xiii)       upon request of Secured Party, (A) cause to be noted on the applicable certificate, in the event any of its Equipment is covered by a certificate of title, the security interest of Secured Party in the Equipment covered thereby, and (B) deliver all such certificates to Secured Party or its designees;

(xiv)       take all steps reasonably necessary to protect, preserve and maintain all of its rights in the Collateral;

(xv)        except as listed on Schedule VI, keep all of the tangible Collateral in the United States;

(xvi)       promptly notify Secured Party in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon the request of Secured Party, promptly execute such other documents, and do such other acts or things deemed appropriate by Secured Party to deliver to Secured Party control with respect to such Collateral;

(xvii)      promptly notify Secured Party in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents of Title or Instruments and, upon the request of Secured Party, promptly execute such other documents, and do such other acts or things deemed appropriate by Secured Party to deliver to Secured Party possession of such Documents of Title which are negotiable and Instruments, and, with respect to nonnegotiable Documents of Title, to have such nonnegotiable Documents of Title issued in the name of Secured Party;

(xviii)     with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document of Title, obtain an acknowledgment from the third party that it is holding the Collateral for benefit of Secured Party;

(xix)        promptly notify Secured Party in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the date hereof against any third party, and, upon the request of Secured Party, promptly enter into an amendment to this Agreement, and do such other acts or things deemed appropriate by Secured Party to give Secured Party a security interest in such Commercial Tort Claim;

(xx)         take any and all actions necessary to transfer control to Secured Party over any depositary accounts maintained for any Borrower by any depositary bank, including but not limited to changing the signature cards to reflect Secured Party as the sole signatory with power and authority over such depositary accounts within five (5) Business Days of receipt of Secured Party’s written request therefore;

(xxi)        take other action reasonably requested by Secured Party to ensure the attachment, perfection and, first priority of, and the ability of Secured Party to enforce, the security interests in any and all of the Collateral including, without limitation:

1)           executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, to the extent, if any, that Debtor’s signature thereon is required therefor;

2)           complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Secured Party to enforce, the security interests in such Collateral;

3)           obtaining governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other Person obligated on Collateral;

4)           obtaining waivers from mortgagees and landlords in form and substance satisfactory to Secured Party; and

5)           taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction;

(xxii)       not change its state of formation or organization or Type of Organization without providing Secured Party with at least thirty (30) days’ prior written notice; and

(xxiii)      not change its legal name without providing Secured Party with at least thirty (30) days’ prior written notice; provided that, the Company has advised Secured Party that it intends to change is corporate name to Oak Tree Educational Partners, Inc., as soon as practicable following the date of this Agreement.

(c)           Any expenses incurred in protecting, preserving or maintaining any Collateral shall be borne by Debtor.  Except as otherwise expressly set forth in Section 2, whenever a Default shall be existing, Secured Party shall have the right to bring suit to enforce any or all of the Intellectual Property or licenses thereunder, in which event Debtor shall at the request of Secured Party do any and all lawful acts and execute any and all proper documents required by Secured Party in aid of such enforcement and Debtor shall promptly, upon demand, reimburse and indemnify Secured Party for all costs and expenses incurred by Secured Party in the exercise of its rights under this Section 5.  Notwithstanding the foregoing, Secured Party shall have no obligation or liability regarding the Collateral or any part thereof by reason of, or arising out of, this Agreement.

Section 6.              Default; Rights and Remedies of Secured Party upon a Default.  If a Default shall have occurred and be continuing, Secured Party shall have the following rights and remedies:

(a)           Secured Party may exercise any or all of the remedies available to it under this Agreement, the other Loan Documents, at law, in equity or otherwise;

(b)           Secured Party may request that Debtor direct that all Receivables be paid directly to a lock box account established with, or for the benefit of, Secured Party;

(c)           Debtor shall hold in trust (and not commingle with its other assets) for Secured Party all Collateral that is Chattel Paper, Instruments or Documents of Title at any time received by it and promptly deliver same to Secured Party, unless Secured Party at its option gives Debtor written permission to retain such Collateral; at Secured Party’s request, each contract, Chattel Paper, Instrument or Document of Title so retained shall be marked to state that it is assigned to Secured Party and each instrument shall be endorsed to the order of Secured Party (but failure to so mark or endorse shall not impair the Security Interest);

(d)           Debtor irrevocably appoints Secured Party its true and lawful attorney with full power of substitution, in the name of Debtor, for the sole use and benefit of Secured Party, but at Debtor’s expense, to the extent permitted by law, to file claims under any insurance policies of Debtor, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies;

(e)           Debtor irrevocably appoints Secured Party its true and lawful attorney with full power of substitution, in the name of Debtor, for the sole use and benefit of Secured Party, but at Debtor’s expense, to the extent permitted by law, to exercise, all or any of the following powers with respect to all or any of Debtor’s Collateral (to the extent necessary to pay the Obligations in full):

(i)           to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof;

(ii)          to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

(iii)         to take control of, sell, lease, license or otherwise dispose of the same or the Proceeds thereof, as fully and effectually as if Secured Party were the absolute owner thereof;

(iv)         to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

(v)          to endorse Debtor’s name on any notes, acceptances, checks, drafts, money orders or other evidences of payment on Collateral that may come into Secured Party’s possession;

(vi)         to sign Debtor’s name on any invoice or bill of lading relating thereto, on any drafts against Obligors or other Persons making payment with respect thereto, on assignments and verifications of accounts or other Collateral and on notices to Obligors making payment with respect thereto;

(vii)        to send requests for verification of obligations to any Obligor; and

(viii)       to do all other acts and things reasonably necessary to carry out the intent of this Agreement;

provided, however, that, except in the case of Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Secured Party will give Debtor at least ten (10) days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made.  If, following the occurrence of a Default, any Obligor or Account Debtor fails to make payment on any Collateral when due, Secured Party is authorized, in its sole discretion, either in its own name or in Debtor’s name, to take such action as Secured Party reasonably shall deem appropriate for the collection of any amounts owed with respect to Collateral or upon which a delinquency exists.  Regardless of any other provision of this Agreement, however, Secured Party shall not be liable for its failure to collect, or for its failure to exercise diligence in the collection of, any amounts owed with respect to Collateral except for its own fraud, gross negligence, or willful misconduct, nor shall it be under any duty to anyone except Debtor to account for funds that it shall actually receive under this Agreement.  A receipt given by Secured Party to any Obligor or Account Debtor shall be a full and complete release, discharge, and acquittance to such Obligor or Account Debtor, to the extent of any amount so paid to Secured Party.  Secured Party may apply or set off amounts paid and the deposits against any liability of Debtor to Secured Party.

(f)           Secured Party’s sale of less than all the Collateral shall not exhaust Secured Party’s rights under this Agreement and Secured Party is specifically empowered to make successive sales until all the Collateral is sold.  If the proceeds of a sale of less than all the Collateral shall be less than the Obligations, this Agreement and the Security Interest shall remain in full force and effect as to the unsold portion of the Collateral just as though no sale had been made.  In the event any sale under this Agreement is not completed or is, in Secured Party’s opinion, defective, such sale shall not exhaust Secured Party’s rights under this Agreement and Secured Party shall have the right to cause a subsequent sale or sales to be made.  Any and all statements of fact or other recitals made in any bill of sale or assignment or other instrument evidencing any foreclosure sale under this Agreement as to nonpayment of the Obligations, or as to the occurrence of any Default, or as to Secured Party’s having declared all of such Obligations to be due and payable, or as to notice of time, place and terms of sale and the properties to be sold having been duly given, or as to any other act or thing having been duly done by Secured Party, shall be taken as prima facie evidence of the truth of the facts so stated and recited.  Secured Party may appoint or delegate any one or more Persons as agent to perform any act or acts necessary or incident to any sale held by Secured Party, including the sending of notices and the conduct of sale, but such acts must be done in the name and on behalf of Secured Party.  In connection with the sale of Collateral that constitutes Securities, Secured Party is authorized, but not obligated, to limit prospective purchasers to the extent deemed necessary or desirable by Secured Party to render such sale exempt from registration requirements of the Securities Act of 1933, as amended, and any applicable state securities laws, and no sale so made in good faith by Secured Party shall be deemed not be “commercially reasonable” because so made.

(g)           In addition to any and all other rights afforded to Secured Party in this Section 6, Secured Party may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Collateral and, if cash shall be insufficient to pay all the Obligations in full, sell, lease, license or otherwise dispose of the Collateral or any part thereof in accordance with the provisions of the UCC.  Notice of any such sale or other disposition shall be given to Debtor as required under this Section 6.

Section 7.	Application of Proceeds.

(a)           If a Default shall have occurred and be continuing, Secured Party may apply the proceeds of any sale or other disposition of all or any part of the Collateral, in the following order of priorities:

(i)           first, to pay the expenses of such sale or other disposition, including reasonable compensation to Secured Party and counsel for Secured Party, and all expenses, liabilities and advances incurred or made by Secured Party in connection with this Agreement, and any other amounts then due and payable in connection with this Agreement;

(ii)          second, to pay all interest (including post-petition interest) and other fees payable under the Loan Agreement, until payment in full of all such interest and fees shall have been made;

(iii)         third, to pay the unpaid principal of the Obligations, until payment in full of the principal of all Obligations shall have been made (or so provided for);

(iv)          fourth, to pay all other Obligations, until payment in full of all such other Obligations shall have been made (or so provided for); and

(v)           finally, to pay to Debtor, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral owned by it.

Secured Party may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

(b)           All distributions made by Secured Party pursuant to this section shall be final (except in the event of manifest error).

Section 8.              Existence of Default.  Regarding the existence of any Default for purposes of this Agreement, Debtor agrees that the Obligors or Account Debtors on any Collateral may rely upon written certification from Secured Party that such a Default exists and Debtor expressly agrees that Secured Party shall not be liable to Debtor for any claims, damages, costs, expenses or causes of action of any nature whatsoever in connection with, arising out of, or related to Secured Party’s exercise of any rights, powers or remedies under any Loan Document except for its own fraud, negligence, or willful misconduct.

Section 9.              Limitation on Duty in Respect of Collateral.

(a)           Beyond the exercise of reasonable care in the custody and preservation thereof, Secured Party will have no duty as to any Collateral in its possession or control or in the possession or control of any bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto.  Secured Party will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any bailee selected by Secured Party in good faith or by reason of any act or omission by Secured Party pursuant to instructions from Debtor, except to the extent that such liability arises from Secured Party’s gross negligence or willful misconduct.

(b)           To the extent that applicable law imposes duties on Secured Party to exercise remedies in a commercially reasonable manner, Debtor acknowledges and agrees that it is not commercially unreasonable for Secured Party (i) to fail to incur expenses reasonably deemed significant by Secured Party to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as Debtor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, including, without limitation, any warranties of title, (xi) to purchase insurance of credit enhancements to insure Secured Party against risks of loss, collection or disposition of Collateral, or to provide to Secured Party a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Secured Party, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Secured Party in the collection or disposition of any of the Collateral.  Debtor acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Secured Party would not be commercially unreasonable in Secured Party’s exercise of remedies against the Collateral and that other actions or omissions by Secured Party shall not be deemed commercially unreasonable solely on account of not being indicated in this section.  Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any right to Debtor or to impose any duties on Secured Party that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

(c)           The Security Interest is given to secure the prompt, unconditional and complete payment and performance of the Obligations when due, and is given as security only.  Secured Party does not assume, and shall not be liable for, any of the Debtor’s liabilities, duties or obligations under, or in connection with, the Collateral.  Secured Party’s acceptance of this Agreement, or its taking any action in carrying out this Agreement, does not constitute Secured Party’s approval of the Collateral or Secured Party’s assumption of any obligation under or in connection with the Collateral.  This Agreement does not affect or modify Debtor’s obligations with respect to the Collateral.

Section 10.           Fraudulent Conveyance.  Notwithstanding anything contained in this Agreement to the contrary, Debtor agrees that if, but for the application of this Section 10, the Obligations or any Security Interest would constitute a preferential transfer under 11 U.S.C. § 547, a fraudulent conveyance under 11 U.S.C. § 548 (or any successor section of that statute) or a fraudulent conveyance or transfer under any state fraudulent conveyance or fraudulent transfer law or similar Law in effect from time to time (each a “Fraudulent Conveyance”), then the Obligations and each affected Security Interest will be enforceable to the maximum extent possible without causing the Obligations or any Security Interest to be a Fraudulent Conveyance, and shall be deemed to have been automatically amended to carry out the intent of this Section 10.

Section 11.           Actions by Secured Party.  Section 13 of the Loan Agreement shall govern the taking of any actions or exercise of any right or remedy by Agent in its capacity as (a) Agent for the ratable benefit of the Lenders under the Loan Agreement and (b) the “Secured Party” under this Agreement.

Section 12.	General.

(a)           Debtor agrees that it will cause each of its Subsidiaries that is created or acquired after the Closing Date, within five (5) Business days of such Subsidiary’s creation or acquisition by Debtor, to execute and deliver a Joinder Agreement, agreeing to become a Debtor under this Agreement, together with supplements to the Schedules hereto setting forth all relevant information with respect to such party as of the date of such delivery.  Upon execution of such Joinder Agreement by each such Subsidiary, such Subsidiary shall become a Debtor for all purposes of this Agreement.

(b)           Any notice from Secured Party to Debtor, if mailed, shall be deemed given three (3) Business days after the date mailed, postage prepaid, addressed to Debtor either at Debtor’s address shown on Schedule I hereto or at such other address as Debtor shall have specified in writing to Secured Party as its address for notices hereunder.

(c)           Debtor agrees to pay all expenses, including reasonable attorney’s fees and charges (including time charges of attorneys who are employees of Secured Party) paid or incurred by Secured Party in endeavoring to collect the Obligations of Debtor, or any part thereof, and in enforcing this Agreement against Debtor, and such obligations will themselves be Obligations.

(d)           No delay on the part of Secured Party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Secured Party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

(e)           This Agreement shall remain in full force and effect until all Obligations have been paid in full.  If at any time all or any part of any payment theretofore applied by Secured Party to any of the Obligations is or must be rescinded or returned by Secured Party for any reason whatsoever (including the insolvency, bankruptcy or reorganization of Debtor), such Obligations shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by Secured Party, and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such Obligations, all as though such application by Secured Party had not been made.

(f)           THIS AGREEMENT, THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE LOAN AGREEMENT), INCLUDING BUT NOT LIMITED TO, THE PROVISIONS RELATING TO GOVERNING LAW, JURY WAIVER, VENUE, SERVICE OF PROCESS AND ARBITRATION, CONSTITUTE THE ENTIRE UNDERSTANDINGS OF DEBTOR AND SECURED PARTY AND SUPERSEDE ALL PRIOR WRITTEN OR ORAL AGREEMENTS AND ANY CONTEMPORANEOUS ORAL AGREEMENTS WITH RESPECT TO THE SUBJECT MATTER HEREOF.

(g)           The rights and privileges of Secured Party hereunder shall inure to the benefit of its successors and assigns.  Debtor may not assign or transfer its rights hereunder or any interest herein or delegate its duties hereunder without the prior written consent of Secured Party.

(h)           This Agreement may be executed and delivered (including by facsimile or Portable Document Format (pdf) transmission) in any number of counterparts with the same effect as if all signatories had signed the same document.  Facsimile and other electronic copies of manually-signed originals shall have the same effect as manually-signed originals and shall be binding on Debtor and Secured Party.  All counterparts must be construed together to constitute one and the same instrument.

(i)           At any time after the date of this Agreement, one or more additional Persons may become parties hereto by executing and delivering to Secured Party a Joinder Agreement (as provided in clause (a) above) or a counterpart of this Agreement, together with supplements to the Schedules hereto setting forth all relevant information with respect to such party as of the date of such delivery.  Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by all the terms of, this Agreement.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, this Security Agreement has been duly executed as of the day and year first above written.

SECURED PARTY:

Deerpath Funding, LP
a Delaware limited partnership,
as Agent

By:	Deerpath Funding General Partner, Inc.
its general partner

By:	/s/ James H. Kirby
Name: James H. Kirby
Title: President

[Signature Page 1 of 2 to Security Agreement]

DEBTOR:

Oak Tree Educational Partners, Inc.		Educational Investors, Inc.
a Delaware corporation		a Delaware corporation

By:	/s/ Joseph J. Bianco	By:	/s/ Joseph J. Bianco
Name: Joseph J. Bianco		Name: Joseph J. Bianco
Title: Chief Executive Officer		Title: Chief Executive Officer

Valley Anesthesia, Inc.		Training Direct, LLC
a Delaware corporation		a Connecticut limited liability company

By:	/s/ Joseph J. Bianco	By:	/s/ Joseph Monaco
Name: Joseph J. Bianco		Name: Joseph Monaco
Title: Chief Executive Officer		Title: Manager

Educational Training Institute, Inc.		Culinary Tech Center LLC
a New York corporation		a New York limited liability company

By:	/s/ Joseph Monaco	By:	/s/ Joseph Monaco
Name: Joseph Monaco		Name: Joseph Monaco
Title: President		Title: Manager

Professional Culinary Institute LLC
a New York limited liability company

By:	/s/ Joseph Monaco
Name: Joseph Monaco
Title: Manager

[Schedule IX]